NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 14, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 1, 2022, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On November 1, 2022, Jefferies Financial Group Inc. completed the merger of its wholly owned subsidiary, Jefferies Group LLC, with and into Jefferies Financial Group Inc. to streamline and simplify its corporate structure. The 4.85% Senior Notes due 2027 and the 2.75% Senior Notes due 2032 (the "Notes") co-issued by Jefferies Group LLC and Jefferies Group Capital Finance will be assumed by Jefferies Financial Group Inc. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of co-issuers Jefferies Group LLC and Jefferies Group Capital Finance Notes and does not affect the continued listing on the NYSE of the Notes assumed by Jefferies Financial Group Inc.